Exhibit 10.12
Rayonier Advanced Materials Inc.
2021 Performance Share Unit Award Agreement

This agreement (“Award Agreement”) is entered into by and between Rayonier Advanced Materials Inc., a corporation organized under the laws of the State of Delaware, with its principal office at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, FL 32207 (the "Company"), and the undersigned qualified individual ("Participant"), pursuant to the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, as amended (the "Plan"), as of this [__] day of [___], 2021 (the “Effective Date”).
W I T N E S S E T H :

WHEREAS, the Compensation and Management Development Committee of the Company's Board of Directors, in its capacity as the Committee under the Plan (the "Committee"), desires to advance the best interests of the Company by recognizing the achievements of Participant and Participant’s continued responsibilities;
WHEREAS, the Committee has expressed an intention to grant a performance-based stock award to Participant which shall be in the form of Restricted Stock Units, as defined in the Plan ("Performance Share Units"), with such Performance Share Units to vest as provided in this Award Agreement, provided Performance Objectives are achieved, Participant remains continuously employed by the Company from the date hereof through the Vesting Date, and otherwise subject to all terms and conditions of this Award Agreement, including Schedule A, the Plan and any appendix hereto (collectively, the “Award”); and
WHEREAS, this Award Agreement is being entered into to convey the Award of Performance Share Units to Participant.
NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:
1. Definitions
All capitalized terms not expressly defined in this Award Agreement and used herein shall have the same meaning set forth in the Plan, a copy of which has been provided to Participant.
2. Award of Stock; Vesting
(a) Stock Awarded. Participant is hereby awarded «Restricted» Performance Share Units, representing Participant’s Target Award, subject in all respects to the terms of this Award Agreement, including Schedule A, and the Plan, as of the Effective Date. Each Performance Share Unit represents the right to receive one share of Stock, if earned.
(b) Vesting. Participant shall become vested with respect to, and thereupon have a non-forfeitable right to, the shares of Stock underlying the Performance Share Units granted pursuant to Section 2(a), subject to the terms of this Award Agreement and based on achievement of the Performance Objectives measured over the specified Performance Period, as set forth in Schedule A, which is incorporated into and made part of this Award Agreement. Any Performance Share Units earned based on achievement of Performance Objectives will vest on [____] [__], 2023, or if later upon the certification of performance results and the number of earned shares of Stock, if any (the “Vesting Date”); provided that, Participant

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Exhibit 10.12
shall have remained continuously in the employ of the Company (or any Participating Company) from the Effective Date through the Vesting Date, except as provided in Section 2(c).
(c) Termination of Employment. Except as provided (i) in Schedule A with respect to Participant’s termination of employment due to death, Disability or Retirement, (ii) in Section 10 of the Plan in connection with a Change in Control or (iii) by the Committee in accordance with Section 6(b) of the Plan, if Participant's employment with the Company or any Participating Company, as applicable, is terminated for any reason before the Vesting Date, then all of the Performance Share Units subject to this Award Agreement, and all dividend equivalents and accrued earnings thereon, if any, shall immediately be forfeited to the Company, and Participant shall have no further rights to such Performance Share Units, the underlying shares of Stock or any dividend equivalents or accrued earnings thereon from and after the date of such termination.
(d) Withholding Taxes. On the Vesting Date, or at any other time when withholding is required under the Code or under the applicable provisions of any Applicable Law, including any federal, provincial, state or local law, relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of Participant, the Company shall have the right to require Participant to pay to the Company the amount of taxes that the Company is required to withhold as a condition precedent to the payment of the Award. In the Committee’s discretion, the Company shall have the right to retain, or sell without notice, a sufficient number of shares of Stock underlying the then vesting Performance Share Units held by Participant to cover the amount required to be withheld, or to withhold such amount from any other amounts due to Participant by the Company, subject to Applicable Law. The Committee may, in its discretion, require or permit Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable pursuant to the Award withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the Vesting Date not in excess of the amount to be used for tax withholding, in the Committee’s discretion, subject to Applicable Law. The Company may deduct from all dividend equivalents paid with respect to vested Performance Share Units granted hereunder, and from any earnings deemed accrued thereon as hereinafter provided, the amount of taxes, if any, that the Company is required to withhold with respect to such amounts.
3. Restrictions; Stockholder Rights; Dividends
(a) Sale; Exchange, etc. Participant acknowledges and agrees that prior to the Vesting Date the Performance Share Units are subject to a restriction against sale, exchange, hypothecation, assignment, transfer (including by gift), pledge or other encumbrance (each, a “Transfer”), except as provided in Section 17(f) of the Plan with the prior written consent of the Committee, which consent shall require of the proposed transferee an undertaking to be bound by the terms of this Award Agreement, including forfeiture upon the termination of the employment of Participant before the Vesting Date. Any Transfer of vested Performance Share Units shall only be undertaken in compliance with Applicable Law, including applicable securities laws and Company policies. Participant acknowledges that Participant will continue to be subject to any applicable provisions of the Plan, including without limitation Sections 15 and 16, notwithstanding the vesting or Transfer of any such Performance Share Units.
(b) Stockholder Rights. Participant, as the owner of Performance Share Units granted hereunder, shall not have any rights of a stockholder, including but not limited to, the right to vote or, subject to Section 3(c) below, the right to receive dividends until the issuance of Stock to Participant in respect of such Award.

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Exhibit 10.12
(c) Dividend Equivalents.
(i) Dividends. In the event a cash dividend is declared and paid with respect to the Stock while the Performance Stock Units are outstanding and unvested, then following the Vesting Date, Participant shall be entitled to payment of (a) dividend equivalents with respect to any shares of Stock earned and paid pursuant to this Award Agreement, and (b) accrued interest with respect to any such dividend equivalents, with such payment calculated in accordance with Schedule A. Any dividend equivalents, plus any accrued interest, that are earned pursuant to this Award shall be paid in cash on the Payout Date (as provided in Section 3(c)(ii) below). For purposes of clarity, dividend equivalents shall only be paid to the extent any shares of Stock are earned and paid pursuant to the terms of this Award Agreement, and in the event no shares of Stock are so earned or paid, then Participant will not be entitled to payment of any dividend equivalents or accrued earnings with respect to this Award.
(ii) Payout Date. The date of payment to Participant (the “Payout Date”) of dividend equivalents and accrued earnings thereon, if any, shall be not later than fifteen (15) days following the Vesting Date.
(iii) Unfunded Obligation. Insofar as this Section 3(c) provides for payments to Participant in cash, this obligation shall be unfunded.
(d) Restrictions; Legend; Delivery. Each Performance Share Unit granted pursuant to this Award Agreement shall be evidenced by the Company in a restricted book entry account maintained with the Company’s transfer agent until the Performance Share Units represented thereby have vested or been forfeited as provided herein. All book entries representing the Performance Share Units shall reflect the following notation:
"The transferability of Performance Share Units represented hereby are subject to terms and conditions, including forfeiture, contained in a Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan Performance Share Award Agreement between the owner hereof and Rayonier Advanced Materials Inc. Copies of such Award Agreement are on file in the office of the Secretary of Rayonier Advanced Materials Inc."
Upon vesting of all or any portion of this Award, the shares of Stock underlying the vesting Performance Share Units shall be delivered to Participant, free of restrictions and the legend described above, not later than the Payout Date, subject to Section 4 below.
4. Conformity with Securities Laws
The grant of Performance Share Units hereunder (and any transfers thereof) is subject to compliance with all applicable securities laws. Participant hereby represents to the Company that Participant is acquiring the Performance Share Units, and any underlying shares of Stock to which Participant may become entitled upon vesting of such Performance Share Units, for investment purposes only and not with a view to the distribution thereof. The book entries or certificates, as applicable, representing Stock issued by the Company pursuant to this Award Agreement may reflect or bear a legend describing the restrictions on resale thereof under applicable securities laws, and stop transfer orders with respect to any such shares may be entered in the stock transfer records of the Company.

5. Miscellaneous
(a) Assignments and Transfers. The rights and interests of Participant under this Award Agreement may not be assigned, encumbered or transferred, except as provided for in this Award Agreement and the Plan.

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Exhibit 10.12
(b) No Right to Employment. Neither this Award Agreement nor any action taken hereunder shall be construed as giving Participant any right to be retained in the employ of any Participating Company.
(c) Headings. The headings contained in this Award Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Award Agreement.
(d) Consistency with the Plan. The provisions of the Plan are incorporated herein by reference and shall govern as to all matters not expressly provided for in this Award Agreement. This Award Agreement, including Schedule A, is subject to all the provisions of the Plan. It is expressly agreed and understood that in the case of any inconsistency between the provisions of this Award Agreement and the Plan, the provisions of the Plan shall control, as determined in the sole judgment of the Committee.
(e) Code Section 409A. Although the Company does not guarantee to Participant any particular tax treatment relating to the Award, it is intended that the Award be exempt from Code Section 409A and the regulations and guidance promulgated thereunder, specifically including the short-term deferral exception set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by virtue of Code Section 409A or any damages for failing to comply with Code Section 409A.
(f) Choice of Law; Venue. This Award and Award Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Florida (other than its conflict of law principles). Participant consents to the exclusive venue and jurisdiction of the state and federal courts located in Florida and waives any objection based on lack of jurisdiction or inconvenient forum.
(g) Clawback. The Award and any shares of Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other similar action pursuant to applicable Plan provisions and any applicable clawback or recoupment policy of the Company, as may be in effect from time to time, or as otherwise required by law.
(h) Amendment; Waiver. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties to this Agreement. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
(i) Electronic Delivery and Acceptance. The Company may, in its sole discretion, elect to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(j) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

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Exhibit 10.12
(k) Applicable Law; Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to Applicable Law and any special terms and conditions set forth in any appendix to this Agreement specific to any country outside of the U.S., which appendix shall constitute part of this Award Agreement. Moreover, if Participant relocates to a different country, any special terms and conditions in the applicable appendix for such other country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with Applicable Law or facilitate the administration of the Plan in such country.
    IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed and delivered on the Effective Date first above written.

PARTICIPANT ___________________________________ Name: «Legal_Name»	RAYONIER ADVANCED MATERIALS INC. By Jay Posze SVP, Human Resources

Schedule A

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Exhibit 10.12

2021 Performance Share Award Program
This Schedule A is part of, and subject to the terms and conditions of, an Award Agreement evidencing this Award of Performance Shares. The Award Agreement, including this Schedule A, is subject to the terms and conditions of the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, as amended.

Executive Officers (Grades E3 and above)

•The performance measures will be based on the relative TSR payout table shown below in the Objectives section that carries a 50% weighting added to the results of an EBITDA margin improvement metric that carries a 50% weighting. Actual results will be interpolated within the ranges in the associated tables.
•If RYAM’s absolute three-year TSR is negative, payouts for the TSR component would be capped at 100% of target (weighted 50%) unless RYAM’s relative TSR is above the 75th percentile of the peer group at which time the cap would become 150% of target (weighted 50%); however, payouts under the EBITDA margin metric would be measured and scored separately.
•The Compensation Committee will have discretion as allowed for in the Equity Incentive Plan to consider special items and make appropriate adjustments at the end of each measurement period.

Senior Executives (Grades E1 and E2)
•Performance will be measured on the same terms as the Executive Officers as described above
Non-Executive Participants (Grades P6 and M3 through M5)
•Performance will be measured on the same terms as the Executive Officers as described above

Objectives

Adjusted EBITDA Margin in FY2023 (50%) and Relative Total Shareholder Return (50%) are the two metrics for the 2021 program. The specific objectives and payout ranges are as follows:

Adjusted EBITDA Margin in FY2023 (50% Weight)

	Threshold	Target	Maximum
Adjusted HPC Segment EBITDA Margin %	11.6%	15%	20%
Payout Range	30%	100%	200%

Adjusted EBITDA Margin measurement period will be January 1, 2023 to December 31, 2023.

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Exhibit 10.12

Relative TSR (50% Weight)

	Relative Performance	Payout
Max	75P	200%
Target	50P	100%
Thresh.	25P	30%

Peer Group

The S&P SmallCap 600 Capped Materials Index will be used for peer group comparison. Total Shareholder Return (“TSR”) measurement period will be March 1 through February 28 of the three-year program period.

Other Terms & Conditions

•Dividend equivalents and interest will be paid in cash on the number of RYAM shares of stock earned under the Program.

•Dividend equivalents and interest will be calculated by taking the dividends paid on one share of RYAM stock during the performance period (March 1, 2021 – February 28, 2023) times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually; from the date such cash dividends were paid by the Company.

In the event of Participant’s termination of employment due to Death or Total Disability prior to the Vesting Date, the Award will vest at target on the effective date of such termination (such date becoming the “Vesting Date” for purposes of Section 2(b) of the Award Agreement), and the Participant will be paid a prorated portion of the Target Award, with such proration based on the portion of the performance period (March 1, 2021 – February 28, 2023) during which the Participant was employed by the Company.

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